Exhibit 99.1

China 3C Group Reports Fourth Quarter
and Full Year 2007 Financial Results

--FY07 Revenue Increases 86% to $276.0 Million—
--FY07 Net Income Increases 103% to $22.9 Million—
--FY07 Diluted EPS Results of $0.44 Meets Company Forecast--

HANGZHOU, China, March 17, 2008 -- China 3C Group (OTCBB: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer commented, "We are pleased to report that 2007 was a good year for China 3C both in terms of the financial results achieved and relative to the progress we made building a foundation for future growth. Our increase in sales benefitted from a combination of strong organic growth, increased retail store penetration, higher sales volume and the introduction of new product lines resulting in record profits for our company. We experienced an 83% year-over-year increase in diluted EPS even as our diluted share count increased 14% in 2007 to 52.67 million shares from 46.18 million shares in 2006.

We are encouraged by the ongoing improvement to our balance sheet. We generated strong cash returns in 2007 finishing the year with approximately $25 million in cash, which is an increase of 284% over 2006 and 51% sequential improvement from the third quarter of 2007. We managed our accounts receivables very well, maintained a clean level of inventory and do not have any debt on our balance sheet.”

Full Year 2007
Net sales for 2007 totaled $276,026,673 compared to $148,218,848 for 2006. The large increase amount was due to a combination of both organic growth and contribution from subsidiaries acquired in the second half of 2006. Higher sales volume and the addition of new product lines were also factors.

Cost of sales for 2007 totaled $226,656,242 or approximately 82.11% of net sales compared to $125,411,758 or approximately 84.61% for 2006. The cost of sales as a percentage decreased during 2007 due to the introduction of new product models with higher gross profit margin.

Gross profit margin for 2007 increased 250 basis points to 17.89% compared to 15.39% for 2006. The increase was partially due to the inclusion of the newly acquired subsidiaries. The gross profit margin increased as we benefited from increasing economies of scale as the Company grew in size and scale. Higher sales of higher margin products such as MP3 and DVD players were also critical factors.

General and administrative expense for 2007 totaled $13,614,500 or approximately 4.93% of net sales, compared to $5,544,924 or approximately 3.74% for 2006.

Income from operations for 2007 was $35,755,931 or 12.95% of net sales as compared to income from operations of $17,262,166 for 2006 or 11.65% of net sales. Increasing economies of scale were a critical factor for the larger margins, as were a higher margin product mix.

Net income was $22,919,700 or 8.30% of net sales for 2007 compared to $11,277,126 or 7.61% of net sales for 2006. Increasing economies of scale, a higher margin product mix and significant larger store were all key factors for the large increase in net income. Diluted earnings per share increased to $0.44 compared to $0.24 in the prior year period.

2008 Financial Outlook
The Company believes that certain events could make 2008 a transition year for China 3C. Some of the major events expected to impact the Company in 2008 are as follows:

•
The first quarter of 2008, which is seasonally the Company’s strongest quarter, is expected to be negatively impacted by the heavy snow storms that paralyzed much of China during January and February of this year. The Company believes that 2008 first quarter revenue results could fall by as much as 15-20% compared to prior year results of $84.5 million.

•	The Company expects its business to experience gross margin pressure due to increased costs associated with changes in Chinese regulations relative to mandated employee benefits.

The Company expects total sales for 2008 to trend between flat to a decrease of approximately 5% compared to 2007 and that gross margin will decrease 4-5 percentage points when compared to 2007 levels. These projections do not take into account any impact related to future acquisitions.

Mr. Wang concluded, “We expect 2008 to be a transitional period in which to expand we will use this year to further strengthen our operational foundation by focusing our efforts on issues such as internal cost control, improved logistics coordination, closure of lagging store counters, expansion of well performing stores, and an increase in the overall managerial efficiency of the Company.

Our wholesale and retail consumer electronic business brings significant advantages to a very large and fast growing market in China. We have a flexible operating model with multiple layers of growth that can allow 3C to become a much larger, more profitable business in the future. As we look ahead, we have a large opportunity to grow our business through maximizing sales at existing store counters, selective expansion of our counters into new consumer retail locations, additional product introductions, new supplier agreements with leading international and domestic consumer brands, the acquisition of new businesses, and geographic expansion. Additionally, with our sizeable cash position, we will evaluate the opportunity to pursue strategic opportunities, including an acquisition, to expand our presence in the Chinese marketplace. We are encouraged with the opportunities in our business and believe our initiatives will position China 3C for healthy growth in the years ahead,” concluded Wang.

Conference Call
The Company will hold a conference call to discuss the financial results at 8:30 a.m. ET today. The Company invites you to join the call by dialing 913-312-1493. A live webcast of the conference call will be available at www.viavid.net. A replay of the call will be available from March 17, 2008 to March 24, 2008. Listeners may access the replay by dialing 719-457-0820, passcode: 7831457.

About China 3C
China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

Forward-looking Statements:
Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

For more information, contact:

In the U.S.:
Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

In Asia:
Dan Joseph
ICR, Inc.
Tel: 86-21-6122-1077

(financial tables below)

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR YEARS ENDING DECEMBER 31, 2007 AND 2006

	2007	2006

Sales, net	$276,026,673	$148,218,848

Cost of sales	226,656,242	125,411,758
Gross profit	49,370,431	22,807,090

General and administrative expenses	13,614,500	5,544,924
Income from operations	35,755,931	17,262,166

Other (Income) Expense
Interest income	(88,413)	(31,293)
Other expense	74,215	100,646
Interest expense	-	7,565
Total Other (Income) Expense	(14,198)	76,918
Income before income taxes	35,770,129	17,185,248

Provision for income taxes	12,850,429	5,908,122
Net income	$22,919,700	$11,277,126

Net income per share:
Basic & diluted	$0.44	$0.24

Weighted average number of shares outstanding:
Basic & diluted	52,671,438	46,179,507

CHINA 3C GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND DECEMBER 31,2006

ASSETS	12/31/2007	12/31/2006

Current Assets
Cash and cash equivalents	$24,952,614	$6,498,450
Accounts receivable, net	8,077,533	8,013,071
Inventory	6,725,371	2,779,506
Advance to supplier	2,572,285	2,215,841
Prepaid expenses	382,769	60,059
Total Current Assets	42,710,572	19,566,927

Property & equipment, net	89,414	65,803
Goodwill	20,348,278	20,348,278
Refundable deposits	48,541	6,567
Total Assets	$63,196,805	$39,987,575

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,108,235	$1,964,663
Income tax payable	2,684,487	2,596,517
Notes payable	-	4,500,000
Total Current Liabilities	5,792,722	9,061,180

Stockholders' Equity

Common stock, $.001 par value, 100,000,000
shares authorized, 52,673,938 and 52,488,938 issued and outstanding	52,674	52,489
Additional paid in capital	19,465,776	17,352,691
Subscription receivable	(50,000)	(50,000)
Statutory reserve	7,234,295	3,320,755
Other comprehensive income	1,872,334	427,616
Retained earnings	28,829,004	9,822,844
Total Stockholders' Equity	57,404,083	30,926,395
Total Liabilities and Stockholders' Equity	$63,196,805	$39,987,575

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$22,919,700	$11,277,126
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	40,714	20,191
Gain on asset disposition	-	(936)
Provision for bad debts	9,021	82,686
Stock based compensation	2,113,270
Amortization of deferred consulting expense	-	387,945
(Increase) / decrease in assets:
Accounts receivables	(73,483)	(2,375,209)
Inventory	(3,945,865)	(487,593)
Prepaid expense	(322,710)	85,216
Advance to supplier	(356,444)	(848,848)
Deposits	(41,974)	(5,929)
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses	1,143,572	1,356,272
Income tax payable	87,970	1,477,695
Total Adjustments	(1,345,929)	(308,510)

Net cash provided by operating activities	21,573,771	10,968,616

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(64,325)	(30,591)
Proceeds from asset sales	-	1,508
Net cash used by Investing activities	(64,325)	(29,083)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of acquisition notes - net of cash acquired	(4,500,000)	(6,550,157)
Payments of notes - other	-	(7,769)
Net cash provided by financing activities	(4,500,000)	(6,557,926)

Effect of exchange rate changes on cash and cash equivalents	1,444,718	167,621

Net change in cash and cash equivalents	18,454,164	4,549,228
Cash and cash equivalents, beginning balance	6,498,450	1,949,222
Cash and cash equivalents, ending balance	$24,952,614	$6,498,450
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$12,762,459	$3,534,155
Interest payments	$-	$7,565

Non cash transactions relating to acquisitions
Purchased Goodwill	$(20,348,278)
Fair value of assets purchased less cash acquired	(5,451,879)
Acquisition financed with stock issuance	14,750,000
Acquisition financed with notes	12,500,000
Net cash acquired in acquisitions	$1,449,843